                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                                   IMPATH Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.005 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45255G101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the
rule pursuant to which this Schedule is filed:       [ ] Rule 13d-1(b)
                                                     [x] Rule 13d-1(c)
                                                     [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Taylor H. Wilson, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5615

                                  SCHEDULE 13G

---------------------                                        -------------------
CUSIP No. - 45255G101                                         Page 2 of 21 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             WS Capital, L.L.C.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

             Texas
--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER
   NUMBER OF
     SHARES                            588,400
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY           6      SHARED VOTING POWER
      EACH
   REPORTING                           0
     PERSON       --------------------------------------------------------------
      WITH             7      SOLE DISPOSITIVE POWER

                                       588,400
                  --------------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
      9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                  PERSON

                           588,400
--------------------------------------------------------------------------------
     10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                             [ ]

--------------------------------------------------------------------------------
     11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           3.5%
--------------------------------------------------------------------------------
     12           TYPE OF REPORTING PERSON

                           HC
--------------------------------------------------------------------------------

--------------------------------            ------------------------------------
CUSIP No. - 45255G101                                Page 3 of 21 Pages
--------------------------------            ------------------------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             WS Capital Management, L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

             Texas
--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER
    NUMBER OF
      SHARES                           588,400
   BENEFICIALLY   --------------------------------------------------------------
     OWNED BY          6      SHARED VOTING POWER
       EACH
    REPORTING                          0
      PERSON      --------------------------------------------------------------
       WITH            7      SOLE DISPOSITIVE POWER

                                       588,400
                  --------------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
      9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           588,400
--------------------------------------------------------------------------------
     10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                             [ ]

--------------------------------------------------------------------------------
     11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           3.5%
--------------------------------------------------------------------------------
     12           TYPE OF REPORTING PERSON

                           IA
--------------------------------------------------------------------------------

--------------------------------            ------------------------------------
CUSIP No. - 45255G101                                Page 4 of 21 Pages
--------------------------------            ------------------------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             Walker Smith Capital, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

             Texas
--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER
    NUMBER OF
      SHARES                           50,694
   BENEFICIALLY   --------------------------------------------------------------
     OWNED BY          6      SHARED VOTING POWER
       EACH
    REPORTING                          0
      PERSON      --------------------------------------------------------------
       WITH            7      SOLE DISPOSITIVE POWER

                                       50,694
                  --------------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
       9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           50,694
--------------------------------------------------------------------------------
      10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                             [ ]

--------------------------------------------------------------------------------
      11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           0.3%
--------------------------------------------------------------------------------
      12          TYPE OF REPORTING PERSON

                           PN
--------------------------------------------------------------------------------

--------------------------------            ------------------------------------
CUSIP No. - 45255G101                                 Page 5 of 21 Pages
--------------------------------            ------------------------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             Walker Smith Capital (Q.P.), L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                       Texas
--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER
    NUMBER OF
      SHARES                           247,506
   BENEFICIALLY   --------------------------------------------------------------
     OWNED BY          6      SHARED VOTING POWER
       EACH
    REPORTING                          0
      PERSON      --------------------------------------------------------------
       WITH            7      SOLE DISPOSITIVE POWER

                                       247,506
                  --------------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
       9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           247,506
--------------------------------------------------------------------------------
      10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                             [ ]

--------------------------------------------------------------------------------
      11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           1.5%
--------------------------------------------------------------------------------
      12          TYPE OF REPORTING PERSON

                           PN
--------------------------------------------------------------------------------

--------------------------------            ------------------------------------
CUSIP No. - 45255G101                                 Page 6 of 21 Pages
--------------------------------            ------------------------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             Walker Smith International Fund, Ltd.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

             British Virgin Islands
--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER
    NUMBER OF
      SHARES                           290,200
   BENEFICIALLY   --------------------------------------------------------------
     OWNED BY          6      SHARED VOTING POWER
       EACH
    REPORTING                          0
      PERSON
       WITH       --------------------------------------------------------------
                       7      SOLE DISPOSITIVE POWER

                                       290,200

                  --------------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
      9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           290,200
--------------------------------------------------------------------------------
      10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                            [ ]

--------------------------------------------------------------------------------
      11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           1.7%
--------------------------------------------------------------------------------
      12          TYPE OF REPORTING PERSON

                           CO
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 45255G101                                         Page 7 of 21 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             WSV Management, L.L.C.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

             Texas

--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER
    NUMBER OF
      SHARES                        126,300
   BENEFICIALLY        ---------------------------------------------------------
     OWNED BY          6      SHARED VOTING POWER
       EACH
    REPORTING                       0
      PERSON
       WITH            ---------------------------------------------------------
                       7      SOLE DISPOSITIVE POWER

                                    126,300

                       ---------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                                    0
--------------------------------------------------------------------------------
       9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           126,300
--------------------------------------------------------------------------------
      10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                            [ ]

--------------------------------------------------------------------------------
      11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           0.7%
--------------------------------------------------------------------------------
      12          TYPE OF REPORTING PERSON

                           IA
--------------------------------------------------------------------------------

CUSIP No. - 45255G101                                         Page 8 of 21 Pages

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  WS Ventures Management, L.P.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  Texas
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                       126,300
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING                      0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                       126,300
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
            9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                         REPORTING PERSON

                                  126,300
--------------------------------------------------------------------------------
            10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                         EXCLUDES CERTAIN SHARES                             [ ]

--------------------------------------------------------------------------------
            11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  0.7%
--------------------------------------------------------------------------------
            12           TYPE OF REPORTING PERSON

                                  HC
--------------------------------------------------------------------------------

CUSIP No. - 45255G101                                         Page 9 of 21 Pages

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  WS Opportunity Fund, L.P.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  Texas
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                       38,700
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING                      0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                       38,700
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
            9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                         REPORTING PERSON

                                  38,700
--------------------------------------------------------------------------------
            10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                         EXCLUDES CERTAIN SHARES                            [ ]

--------------------------------------------------------------------------------
            11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  0.2%
--------------------------------------------------------------------------------
            12           TYPE OF REPORTING PERSON

                                  PN
--------------------------------------------------------------------------------

CUSIP No. - 45255G101                                        Page 10 of 21 Pages

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  WS Opportunity Fund (Q.P.), L.P.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  Texas
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                       47,300
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING                      0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                       47,300
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
            9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                         REPORTING PERSON

                                  47,300
--------------------------------------------------------------------------------
            10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                         EXCLUDES CERTAIN SHARES                             [ ]

--------------------------------------------------------------------------------
            11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  0.3%
--------------------------------------------------------------------------------
            12           TYPE OF REPORTING PERSON

                                  PN
--------------------------------------------------------------------------------

CUSIP No. - 45255G101                                        Page 11 of 21 Pages

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  WS Opportunity Fund International, Ltd.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  Cayman Islands
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                       40,300
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING                      0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                       40,300
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
            9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                         REPORTING PERSON

                                  40,300
--------------------------------------------------------------------------------
            10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                         EXCLUDES CERTAIN SHARES                            [ ]

--------------------------------------------------------------------------------
            11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  0.2%
--------------------------------------------------------------------------------
            12           TYPE OF REPORTING PERSON

                                  CO
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 45255G101                                        Page 12 of 21 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                   Reid S. Walker

--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                          (b)[X]

--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States of America
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER
          NUMBER OF
           SHARES                       714,700
         BENEFICIALLY        ---------------------------------------------------
           OWNED BY          6      SHARED VOTING POWER
             EACH
          REPORTING                     0
            PERSON           ---------------------------------------------------
             WITH            7      SOLE DISPOSITIVE POWER

                                        714,700
                             ---------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
               9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                        REPORTING PERSON

                                714,700
--------------------------------------------------------------------------------
              10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                        EXCLUDES CERTAIN SHARES                              [ ]

--------------------------------------------------------------------------------
              11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                4.2%
--------------------------------------------------------------------------------
              12        TYPE OF REPORTING PERSON

                                HC
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 45255G101                                        Page 13 of 21 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                   G. Stacy Smith

--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                          (b)[X]

--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States of America
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER
          NUMBER OF
           SHARES                       714,700
         BENEFICIALLY        ---------------------------------------------------
           OWNED BY          6      SHARED VOTING POWER
             EACH
          REPORTING                        0
            PERSON           ---------------------------------------------------
             WITH            7      SOLE DISPOSITIVE POWER

                                        714,700
                             ---------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                           0
--------------------------------------------------------------------------------
               9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                        REPORTING PERSON

                                714,700
--------------------------------------------------------------------------------
              10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                        EXCLUDES CERTAIN SHARES                              [ ]

--------------------------------------------------------------------------------
              11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                4.2%
--------------------------------------------------------------------------------
              12        TYPE OF REPORTING PERSON

                                HC
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 45255G101                                        Page 14 of 21 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Patrick P. Walker

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[ ]
                                                                          (b)[X]

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States of America
--------------------------------------------------------------------------------
          NUMBER OF    5   SOLE VOTING POWER
           SHARES
        BENEFICIALLY                126,300
          OWNED BY  ------------------------------------------------------------
            EACH       6   SHARED VOTING POWER
          REPORTING
           PERSON                   0
            WITH    ------------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER

                                    126,300
                    ------------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                                    0
--------------------------------------------------------------------------------
             9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           126,300
--------------------------------------------------------------------------------
             10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                    EXCLUDES CERTAIN SHARES                                  [ ]

--------------------------------------------------------------------------------
             11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           0.7%
--------------------------------------------------------------------------------
             12     TYPE OF REPORTING PERSON

                           HC
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 45255G101                                        Page 15 of 21 Pages
---------------------                                        -------------------

         This Amendment No. 1 to Schedule 13G relates to the shares of common stock, par value $0.005 per share ("Common Stock"), of IMPATH Inc., a Delaware corporation, purchased by (i) WS Capital, L.L.C., a Texas limited liability company ("WS Capital"), for the account of (1) Walker Smith Capital, L.P., a Texas limited partnership ("WSC"), (2) Walker Smith Capital (Q.P.), L.P., a Texas limited partnership ("WSCQP"), and (3) Walker Smith International Fund, Ltd., a British Virgin Islands exempted company ("WS International"), and (ii) WSV Management, L.L.C., a Texas limited liability company ("WSV"), for the account of (1) WS Opportunity Fund, L.P., a Texas limited partnership ("WSO"),
(2) WS Opportunity Fund (Q.P.), L.P., a Texas limited partnership ("WSOQP"), and
(3) WS Opportunity Fund International, Ltd., a Cayman Islands exempted company ("WSO International"). WS Capital is the general partner of WS Capital Management, L.P., a Texas limited partnership ("WSC Management"). WSC Management is the general partner of each of WSC and WSCQP and the investment manager and agent and attorney-in-fact for WS International. WSV is the general partner of WS Ventures Management, L.P., a Texas limited partnership ("WSVM"). WSVM is the general partner of each of WSO and WSOQP and the investment manager and agent and attorney-in-fact for WSO International. Reid S. Walker and G. Stacy Smith are principals of WS Capital and WSV, and Patrick P. Walker is a principal of WSV. Each of the reporting persons hereby expressly disclaims membership in a "group" under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the shares of Common Stock reported herein, and this Schedule 13G shall not be deemed to be an admission that any such reporting person is a member of such a group.

Item 1(a)         Name of Issuer:

                  IMPATH Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  521 West 57th Street
                  New York, New York 10019

Item 2(a)         Names of Persons Filing:

                  See Item 1 of each cover page.

Item 2(b)         Address of Principal Business Offices:

                  300 Crescent Court, Suite 880
                  Dallas, Texas 75201

Item 2(c)         Citizenship:

                  See Item 4 of each cover page.

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $0.005 per share

---------------------                                        -------------------
CUSIP No. - 45255G101                                        Page 16 of 21 Pages
---------------------                                        -------------------

Item 2(e)  CUSIP Number:

           45255G101

Item 3     Status of Persons Filing:

           (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

           (b) [ ] Bank as defined in section 3(a)(6) of the Act
                   (15 U.S.C. 78c);

           (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

           (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

           (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

           (f) [ ] An employee benefit plan or endowment fund in accordance with
                   Section 240.13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with
                   Section 240.13d-1(b)(1)(ii)(G);

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

           (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4     Ownership:

           (a) Reid S. Walker and G. Stacy Smith are the beneficial owners of 714,700 shares of Common Stock, which includes (i) 588,400 shares of Common Stock beneficially owned by WS Capital and WSC Management for the accounts of WSC, WSCQP and WS International and (ii) 126,300 shares of Common Stock beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International.

               Patrick P. Walker is the beneficial owner of 126,300 shares of Common Stock beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International.

               WS Capital and WSC Management are the beneficial owners of 588,400 shares of Common Stock, which includes (i) 50,694 shares beneficially owned by WSC, (ii) 247,506 shares beneficially owned by WSCQP and (iii) 290,200 shares beneficially owned by WS International.

               WSV and WSVM are the beneficial owners of 126,300 shares of Common Stock, which includes (i) 38,700 shares beneficially owned by WSO, (ii) 47,300 shares beneficially owned by WSOQP and (iii) 40,300 shares beneficially owned by WSO International.

---------------------                                        -------------------
CUSIP No. - 45255G101                                        Page 17 of 21 Pages
---------------------                                        -------------------

           (b)  Percent of class:

                See Item 11 of each cover page.

           (c)  Number of shares as to which each person has:

                (i)   sole power to vote or to direct the vote:

                      See Item 5 of each cover page.

                (ii)  shared power to vote or to direct the vote:

                      See Item 6 of each cover page.

                (iii) sole power to dispose or to direct the disposition of:

                      See Item 7 of each cover page.

                (iv)  shared power to dispose or to direct the disposition of:

                      See Item 8 of each cover page.

Item 5     Ownership of 5% or Less of a Class:

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6     Ownership of More than 5% on Behalf of Another Person:

           Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

           WSC Management is an investment adviser registered with the State of Texas and, as such, has beneficial ownership of the shares of Common Stock held by its clients, WSC, WSCQP and WS International. WS Capital is the general partner of WSC Management. Reid S. Walker and
           G. Stacy Smith are the sole principals of WS Capital, and therefore exercise investment discretion and control with respect to the shares of Common Stock held by WSC Management's clients.

           WSV is an investment adviser registered with the State of Texas and is the general partner of WSVM and, as such, has beneficial ownership of the shares of Common Stock held by its clients, WSO, WSOQP and WSO International. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are the sole principals of WSV, and therefore exercise investment discretion and control with respect to the shares of Common Stock held by WSV's clients.

---------------------                                        -------------------
CUSIP No. - 45255G101                                        Page 18 of 21 Pages
---------------------                                        -------------------

Item 8     Identification and Classification of Members of the Group:

           Not applicable.

Item 9     Notice of Dissolution of Group:

           Not applicable.

Item 10    Certification:

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

---------------------                                        -------------------
CUSIP No. - 45255G101                                        Page 19 of 21 Pages
---------------------                                        -------------------

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2004

                        WS CAPITAL, L.L.C.

                        By:     /s/ Reid S. Walker
                              ------------------------------------------------
                              Reid S. Walker, Member

                        WS CAPITAL MANAGEMENT, L.P.

                        By:      WS Capital, L.L.C., its general partner

                        By:     /s/ Reid S. Walker
                              ------------------------------------------------
                              Reid S. Walker, Member

                        WALKER SMITH CAPITAL, L.P.

                        By:   WS Capital Management, L.P., its general partner

                        By:   WS Capital, L.L.C., its general partner

                        By:     /s/ Reid S. Walker
                              ------------------------------------------------
                              Reid S. Walker, Member

                        WALKER SMITH CAPITAL (Q.P.), L.P.

                        By:   WS Capital Management, L.P., its general partner

                        By:   WS Capital, L.L.C., its general partner

                        By:     /s/ Reid S. Walker
                              ------------------------------------------------
                              Reid S. Walker, Member

CUSIP No. - 45255G101                                        Page 20 of 21 Pages

                               WALKER SMITH INTERNATIONAL FUND, LTD.

                               By: WS Capital Management, L.P., its agent and
                                   attorney-in-fact

                               By: WS Capital, L.L.C., its general partner

                               By: /s/ Reid S. Walker
                                   ---------------------------------------------
                                   Reid S. Walker, Member

                               WSV MANAGEMENT, L.L.C.

                               By: /s/ Reid S. Walker
                                   ---------------------------------------------
                                   Reid S. Walker, Member

                               WS VENTURES MANAGEMENT, L.P.

                               By: WSV Management, L.L.C., its general partner

                               By: /s/ Reid S. Walker
                                   ---------------------------------------------
                                   Reid S. Walker, Member

                               WS OPPORTUNITY FUND, L.P.

                               By: WS Ventures Management, L.P., its general
                                   partner

                               By: WSV Management, L.L.C., its general partner

                               By: /s/ Reid S. Walker
                                   ---------------------------------------------
                                   Reid S. Walker, Member

                               WS OPPORTUNITY FUND (Q.P.), L.P.

                               By: WS Ventures Management, L.P., its general
                                   partner

                               By: WSV Management, L.L.C., its general partner

                               By: /s/ Reid S. Walker
                                   ---------------------------------------------
                                   Reid S. Walker, Member

CUSIP No. - 45255G101                                        Page 21 of 21 Pages

                               WS OPPORTUNITY FUND INTERNATIONAL, LTD.

                               By: WS Ventures Management, L.P., its agent and
                                   attorney-in-fact

                               By: WSV Management, L.L.C., its general partner

                               By: /s/ Reid S. Walker
                                   ---------------------------------------------
                                   Reid S. Walker, Member

                               /s/ Reid S. Walker
                               -------------------------------------------------
                               REID S. WALKER

                               /s/ G. Stacy Smith
                               -------------------------------------------------
                               G. STACY SMITH

                               /s/ Patrick P. Walker
                               -------------------------------------------------
                               PATRICK P. WALKER

                                    EXHIBITS

Exhibit 1 Joint Filing Agreement, dated February 11, 2004, entered into by and among WS Capital, L.L.C., WS Capital Management, L.P., Walker Smith Capital, L.P., Walker Smith Capital (Q.P.), L.P., Walker Smith International Fund, Ltd., WSV Management, L.L.C., WS Ventures Management, L.P., WS Opportunity Fund, L.P., WS Opportunity Fund (Q.P.), L.P., WS Opportunity Fund International, Ltd., Reid S. Walker, G. Stacy Smith and Patrick P. Walker.